SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2005

DrugMax, Inc.

(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032-1968

(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors

On February 24, 2005, the board of directors of DrugMax, Inc. amended the bylaws of the company, which had previously provided that the board of directors would consist of seven members and that vacancies would be filled by the board, to state that:

2. Number, Tenure and Qualifications. The number of Directors shall be the number elected by the Shareholders hereunder from time to time, increased by the number of Directors elected by action of the Board of Directors between Annual Meetings of the Shareholders. When a vacancy is created by the death, resignation or removal of a Director, the number of Directors authorized and comprising the Board of Directors shall automatically be reduced so that no vacancy exits. Each Director shall hold office until the next Annual Meeting of Shareholders and until his successor shall have been duly elected and qualified, or until his earlier resignation, removal by Shareholders or death. Directors must be natural persons who are eighteen (18) years of age or older. Directors need not be residents of Florida or Shareholders of the Corporation.

Further, on February 24, 2005, the board of directors elected James E. Searson to the board of directors and as chairman of its audit committee. As a result, the board of directors of DrugMax currently consist of eight members.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

See Item 5.02.

Item 8.01 Other Events.

On March 2, 2005, DrugMax, Inc. issued a press release regarding the appointment of James E. Searson to its board of directors. A copy of the press release, which is incorporated by reference herein and made a part hereof, is filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release dated March 2, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

DRUGMAX, INC.

By:	/s/ Edgardo Mercadante
Edgardo Mercadante, Chief Executive Officer

Dated: March 2, 2005

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EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release dated March 2, 2005

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